Exhibit 4.2

EXECUTION

WARRANT AGREEMENT

by and among

BRODER BROS., CO.

and

THE PERSONS LISTED ON SCHEDULE I ATTACHED

HERETO

May 20, 2009

8.9.	Headings; Entire Agreement; Severability, etc	25

Exhibit 2.1	Form of Warrant Certificate

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”) is dated as of May 20, 2009, by and among Broder Bros., Co., a Delaware corporation (the “Company”), and each of the parties set forth on Schedule I attached hereto.

PRELIMINARY STATEMENTS

WHEREAS, the Company has agreed to exchange (the “Exchange”) for each $1,000 principal amount of its outstanding 11 1/4% Senior Notes due 2010 (the “Existing Notes”) (i) $444.44 principal amount at issuance of 12% / 15% Senior PIK Toggle Notes due 2013 (the “New Notes”) and (ii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), upon the terms and subject to the conditions set forth in the Offering Memorandum and Mutual Release and Consent Solicitation Statement, dated April 17, 2009, as supplemented, and the related Letter of Transmittal;

WHEREAS, immediately prior to the effectiveness of the Exchange, (i) Broder Bros., Co., a Michigan corporation, amended its articles of incorporation to reclassify its outstanding capital stock into a single class of Common Stock (the “Recapitalization”), and (ii) immediately after the Recapitalization, Broder Bros., Co., a Michigan corporation, reincorporated under Delaware law as the Company by consummating a conversion into a Delaware domestic corporation pursuant to a plan of conversion in accordance with the Michigan Business Corporation Act and the Delaware General Corporation Act (the “Conversion”);

WHEREAS, in connection with the consummation of the Exchange and the Conversion, the Company has agreed to issue to each of the Persons listed on Schedule I hereto warrants to purchase shares of Common Stock, entitling the Holders on a collective basis to purchase initially an aggregate of up to 1,474,201 shares of Common Stock (as may be adjusted from time to time pursuant to this Agreement);

WHEREAS, this Agreement sets forth, among other things, the provisions of such Warrants and the terms and conditions on which such warrants may be issued, exchanged, exercised and replaced.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

1.1. Definitions of Terms. The terms defined in this Section 1.1, whenever used and capitalized in this Agreement, shall, unless the context otherwise requires, have the following respective meanings:

“Affiliate” of any Person shall mean any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such first-mentioned Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or other equity securities or by contract or otherwise.

“Assignment” shall mean the Form of Assignment appearing at the end of each of the Warrant Certificates.

“Board” shall mean, when used with reference to a corporate entity, the board of directors of such entity, and, when used with reference to a non-corporate entity, the governing body of such entity having responsibilities most analogous to those of a board of directors of a corporation. When used without reference to any entity, “Board” shall mean the Board of Directors of the Company.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency from time to time administering the Securities Act and/or the Exchange Act.

“Common Stock” shall have the meaning assigned to it in the preamble hereto; provided that for purposes of Section 4 of this Agreement, the term Common Stock shall mean the Common Stock of the Company as constituted on the Effective Date and any securities into which such Common Stock shall have been changed or any securities resulting from the reclassification of such Common Stock.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually issued and outstanding at such time, plus the number of shares of Common Stock issuable upon the exercise, exchange or conversion of actually outstanding Convertible Securities or Purchase Rights regardless of whether the Convertible Securities or Purchase Rights are actually exercisable at such time.

“Company” shall mean Broder Bros., Co., a Delaware corporation, and any successor thereto.

“Convertible Securities” shall mean evidences of indebtedness, Shares (including, without limitation, any Preferred Shares) or other securities which are convertible into or exchangeable or exercisable for, with or without payment of additional consideration, Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

“Current Market Price” of any security as of any date herein specified shall mean the average of the daily closing prices for the 10-consecutive-trading days commencing 15-trading days before the day in question (or in the event that a security has been traded for less than 15 days, each of the trading days on which such security has been traded; provided, however, that if the closing bid price is not determinable for at least 10 business days in such period, the “Current Market Value” of the security shall be determined in the manner set forth in the definition of Fair

Value). The closing price for each day shall be (a) if such security is listed or admitted for trading on any national securities exchange, the last sale price of such security, regular way, or the average of the closing bid and asked prices thereof if no such sale occurred, in each case as officially reported on the principal securities exchange on which such security is listed, or (b) if not reported as described in clause (a), the average of the closing bid and asked prices of such security in the over-the-counter market as shown by the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, as reported by any member firm of the New York Stock Exchange selected by the Company. If such security is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (a) of the preceding sentence if actual transactions are reported and in the manner set forth in clause (b) of the preceding sentence if bid and asked prices are reported but actual transactions are not. If such security is not listed or quoted in any manner set forth above, the Current Market Price shall be determined in the manner set forth in the definition of Fair Value.

“Effective Date” shall mean May 20, 2009.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Exercise Period” shall mean the period commencing on the Effective Date and terminating on the Expiration Time.

“Exercise Price” shall mean $14.96 per share of Common Stock, as such Exercise Price may be adjusted pursuant to Section 4.

“Expiration Time” shall mean 5:00 p.m., New York City time, on May 20, 2016, subject to extension, with respect to any exercise by a Holder that has provided to the Company a Notice of Exercise prior to such expiration time, for such period as is required to determine the Fair Value (including any such determination by an Independent Appraiser as may be required in accordance with the definition of “Fair Value”) of the Warrant Shares to permit the net issue exercise of any Warrant pursuant to Section 2.4.

“Extraordinary Corporate Event” shall have the meaning specified in Section 4.3(b) of this Agreement.

“Fair Value” Subject to the following paragraph and Section 2.4, shall mean the fair market value of the appropriate security, property, asset, business or entity in question as determined in good faith by the Board. Each determination of Fair Value shall be made in accordance with generally accepted financial practice and shall be set forth in writing. Unless disputed or as otherwise set forth below, the good faith determination by the Board shall be conclusive and binding on the Company and on all Holders for purposes of the transaction giving rise to the need for such determination.

Upon each determination of Fair Value by the Board hereunder, the Company shall promptly give notice thereof to all Holders, setting forth in reasonable detail the calculation of such Fair Value and the method and basis of determination thereof. If a majority in interest of the Holders shall disagree with such determination and shall, by notice to the Company given within 15 days after the Company’s notice of such determination, elect to dispute such determination, the Company and the Required Holders shall promptly appoint an Independent Appraiser and such dispute shall be resolved by such Independent Appraiser which shall make a determination of the Fair Value in dispute. During the thirty (30) days following the appointment of the Independent Appraiser, the Company and the Holders may submit to the Independent Appraiser such evidence as they may deem relevant to the determination of the fair market value of the appropriate security, property, asset, business or entity in question, and the Company shall furnish to the Independent Appraiser such information concerning its financial condition, earnings, capitalization, business prospects, sales of its capital stock and any other information as the Independent Appraiser may reasonably request. The determination of Fair Value by any such Independent Appraiser so made shall be conclusive and binding on the Company and on all Holders for purposes of the transaction giving rise to the need for such determination. The costs incurred in connection with any such determination, including, without limitation, the expenses of the Independent Appraiser, shall be borne by the Holder or Holders requesting such determination.

Notwithstanding the foregoing, in the case of any security, if clause (a) or (b) of the definition of Current Market Price is applicable to such security, then the Fair Value of such security at any time shall be the Current Market Price of such security at such time.

“Holder” shall mean the Person in whose name any Warrant issued under this Agreement is registered on the books of the Company maintained for such purpose.

“Independent Appraiser” shall mean a United States investment banking firm or valuation firm, in each case of national or regional standing in the United States that is reasonably acceptable to the Board and the Required Holders, (i) which investment banking firm or valuation firm does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest for its proprietary account in the Company or any of its Affiliates and (ii) which, in the judgment of the Board, is otherwise independent with respect to the Company and its Affiliates and qualified to perform the task for which it is to be engaged. If the Board and the Required Holders are unable to agree on the selection of an investment banking firm or a valuation firm meeting the foregoing criteria within 10 business days following notice to the Company by a majority in interest of the Holders that they disagree with the determination of Fair Value by the Board, such appraiser (meeting the criteria outlined in clauses (i) and (ii) above) shall be appointed by the American Arbitration Association, New York, New York, upon application of either party.

“Management Equity Plan” shall mean the Broder Bros., Co. Management Equity Plan as adopted by the Board on or prior to the Effective Date providing for the issuance of equity incentive awards to employees or directors of the Company or any Subsidiary or other permitted grantee under such plan with respect to up to an aggregate of 810,811 shares of Common Stock, and any successor thereto or replacement thereof.

“Notice of Exercise” shall mean the Form of Notice of Exercise appearing at the end of each of the Warrant Certificates.

“Officers’ Certificate” shall mean a certificate signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or one of its Vice Presidents and its Treasurer or one of its Assistant Treasurers.

“Operative Documents” shall mean this Agreement, the Warrant Certificates, and each of the other agreements, documents and instruments executed in connection herewith and therewith or pursuant thereto, each as it may from time to time be amended, modified or supplemented.

“Organizational Documents” of any Person shall mean such Person’s charter, articles of incorporation, code of regulations and by-laws, partnership agreement, operating agreement, limited liability company agreement, trust agreement, as applicable, and/or any other similar agreement, document or instrument, as may be amended from time to time.

“Other Securities” shall mean with reference to the exercise privilege of the Holders, any Shares (other than Common Stock) and any other securities of the Company or of any other Person which the Holders at any time shall be entitled to receive upon the exercise or partial exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable in exchange for or in replacement of Common Stock (or Other Securities) pursuant to the terms of the Warrants.

“Person” shall mean an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Purchase Rights” shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any Common Stock or any Convertible Securities, either immediately or upon the arrival of a specified date or the happening of a specified event.

“Preferred Shares” as applied to Shares of any Person shall mean Shares of such Person which shall be entitled to preference or priority over any other Shares of such Person in respect of either the payment of dividends or the distribution of assets upon liquidation.

“Required Holders” as applied to describe the requisite holder or holders of any class of the Securities shall mean, at any date, the holder or holders of a majority or more in interest of such class of Securities at the time outstanding (excluding all such Securities at the time owned by the Company or any Affiliate of the Company).

“Securities” shall mean the Warrants and, unless the context clearly requires otherwise, the Warrant Shares, each of which is a “Security”.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” of any Person shall include any and all shares of capital stock, partnership interests, limited liability company interests, membership interests, or other shares, interests, participations or other equivalents (however designated and of any class) in the capital of, or other equity ownership interests in, such Person, and, as applied to the Company, shall include the Common Stock.

“Subsidiary” of any Person at any date shall mean (a) any other Person a majority (by number of votes) of the Voting Stock of which is owned by such first-mentioned Person and/or by one or more other Subsidiaries of such first-mentioned Person and (b) any other Person with respect to which such first-mentioned Person and/or any one or more other Subsidiaries of such first-mentioned Person (i) is entitled to more than 50% of such Person’s profits or losses or more than 50% of such Person’s assets on liquidation or (ii) holds an equity interest in such Person of more than 50%. As used herein, unless the context clearly required otherwise, the term “Subsidiary” refers to a Subsidiary of the Company.

“Third Party Cash Transaction” shall mean any consolidation or merger of the Company with or into another entity, or any other corporate reorganization, transaction, or transfer and sale involving at least 25% of the outstanding shares of Common Stock by one or more stockholders to a Person or any group of Persons (other than any Affiliate of a participating stockholder) on an arm’s-length basis (through a single transaction or a series of related transactions), in each case pursuant to which the consideration received for shares of Common Stock includes cash.

“Voting Stock” when used with reference to any Person shall mean Shares (however designated) of such Person having ordinary voting power for the election of a majority of the members of the Board of such Person, other than Shares having such power only by reason of the happening of a contingency.

“Warrant Certificate” shall have the meaning specified in Section 2.1 of this Agreement.

“Warrants” shall mean the warrants to purchase up to an initial aggregate amount of 1,474,201 shares of Common Stock at an initial price per share equal to the Exercise Price.

“Warrant Shares” shall mean the shares of Common Stock (and any other securities) for which the Warrants are exercisable or which have been issued upon exercise of Warrants.

1.2.	Other Definitions

The terms defined in this Section 1.2, whenever used in this Agreement, shall, unless the context otherwise requires, have the following respective meanings: “the Warrant” (and similar references to any of the other Operative Documents) shall mean, and the words “herein” (and “therein”), “hereof” (and “thereof”), “hereunder” (and “thereunder”) and words of similar import shall, unless the context clearly requires otherwise, refer to, such instruments as they may from time to time be amended, modified or supplemented.

2.	Issuance and Exercise of Warrants.

2.1.	Issuance of Warrants

The Company shall issue and deliver to the Persons listed on Schedule I Warrants to purchase up to an aggregate of 1,474,201 shares of Common Stock. The Warrant Shares initially represent approximately 12% of the fully diluted Common Stock as of the Effective Date (including shares of Common Stock to be issued or issuable in respect of the grant or exercise of equity incentive awards issued or eligible to be issued under the Management Equity Plan and including shares of Common Stock issuable in respect of the Warrants). Each Holder shall receive a Warrant to purchase that number of shares of Common Stock set forth opposite such Holder’s name on Schedule I hereto. Each Warrant, and any additional Warrants which may be issued upon partial exercise, replacement or transfer of such Warrant or Warrants, shall be evidenced by, and subject to the terms of, a Warrant Certificate (including the Forms of Election to Purchase and Assignment attached thereto, a “Warrant Certificate”) in the form attached hereto as Exhibit 2.1, in each case executed on behalf of the Company by manual or facsimile signature by a duly authorized officer of the Company. A Warrant Certificate evidencing the original Warrants issued to each Holder shall be executed and delivered to such Holder substantially simultaneously with the execution of this Agreement.

2.2.	Right to Exercise; Notice

On the terms and subject to the conditions of this Section 2, the Holder of a Warrant shall have the right, at its option, to exercise the Warrant in whole or in part at any time or from time to time during the Exercise Period, all as more fully specified below, provided that a partial exercise of a Warrant for less than the entire remaining amount of Warrant Shares issuable under the Warrant shall be made only for a whole number of Warrant Shares.

2.3.	Manner of Exercise; Issuance of Common Stock

To exercise a Warrant, the Holder shall deliver to the Company: (a) a Notice of Exercise (substantially in the form attached to the applicable Warrant Certificate) duly executed by the Holder thereof (or its attorney duly authorized in writing), specifying the number of Warrant Shares to be purchased, the denominations of the share certificate or certificates desired and the name or names in which such certificate or certificates are to be registered, (b) payment of an amount equal to the aggregate Exercise Price for all Warrant Shares as to which the Warrant is then being exercised (payment of such amount shall not be required if the exercise of the Warrant is pursuant to Section 2.4) and (c) the applicable Warrant Certificate. At the option of the Holder of such Warrant, payment of the Exercise Price shall be made by wire transfer of funds to an account in a bank located in the United States designated by the Company for such purpose, by certified or bank cashier’s check payable to the order of the Company, or by any combination of such methods.

In the event that at the time of exercise of a Warrant, the shares of Common Stock are certificated, then upon receipt of the items referred to in the first paragraph of this Section 2.3, subject to the last paragraph of this Section 2.3, the Company shall, as promptly as practicable, and in any event within three (3) business days thereafter, cause to be issued and delivered to the Holder (or its nominee) or the transferee designated in the Notice of Exercise, a certificate or certificates representing the number of Warrant Shares specified in the Notice of Exercise (but not exceeding the maximum number of Warrant Shares issuable upon exercise of the Warrant). Such certificates shall be registered in the name of the Holder (or its nominee) or in the name of such transferee, as the case may be.

If a Warrant is exercised with respect to less than all of the Warrant Shares issuable upon exercise of the Warrant evidenced by a Warrant Certificate, subject to the last paragraph of this Section 2.3, the Company shall issue and deliver to the Holder or the transferee so designated in the Notice of Exercise, a new Warrant Certificate evidencing the right of the Holder or such transferee to purchase at the Exercise Price then in effect the aggregate number of Warrant Shares for which the Warrant evidenced by the original Warrant Certificate shall not have been exercised and the original Warrant Certificate shall be cancelled.

The Company shall not be required to pay any stamp, transfer or other tax or other governmental charge required to be paid in connection with the issue of Warrant Shares or any transfer or exchange of any Warrant or portion thereof; and, in any event, the Company shall not be required to issue or deliver any Warrant Certificate or Warrant Shares until such tax or other charge shall have been paid or it has been established to the Company’s reasonable satisfaction that no such tax or other charge is due. The obligation of the Company to deliver Warrant Shares and/or, in the case of partial exercise or transfer or exchange of a Warrant, new Warrant Certificates for the unexercised portion of the Warrant or upon exchange or transfer shall be subject to the conditions that (a) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which would prohibit such sale and delivery, (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired and (c) in the case of any transfer of Warrant Shares or Warrants in connection with the exercise or otherwise, the Company shall have received each opinion of counsel or other document, if any, required by this Agreement.

2.4.	Net Issue Exercise

At any time and from time to time (A) that there is a public market for the Common Stock or Warrant Shares following an initial public offering of such securities, (B) during the fifteen (15) day period following the date upon which the Company notifies the Holders of a Third Party Cash Transaction (or, in the case of a Third Party Cash Transaction of which the Company’s senior management does not have actual knowledge, within fifteen (15) days after the Holders become aware (but in any event not more than ninety (90) days after the occurrence of) such transaction), or (C) during the forty-five (45) day period prior to the Expiration Time (subject to extension as set forth herein with respect to an exercise by a Holder that has provided to the Company a Notice of Exercise within such forty-five (45) day period), the Holder may, in lieu of payment of the Exercise Price pursuant to Section 2.3, elect to exchange a Warrant for Warrant Shares pursuant to this Section 2.4. If the Holder so elects to exchange a Warrant, the Holder shall tender to the Company the Warrant Certificate or Warrant Certificates representing the Warrant to be so exchanged along with the applicable Notice of Exercise electing the “net issue exercise” option, and, subject to the last paragraph of Section 2.3, the Company shall issue to the Holder Warrant Shares the number of which shall be determined by multiplying (a) the number of Warrant Shares issuable based on the amount of Warrants specified in the applicable Notice of Exercise as being exchanged by (b) a fraction: (i) the numerator of which shall be the excess of the Fair Value (determined on the date the Notice of Exercise is given; provided, that, for the purposes of clauses (A) and (B) of the first sentence of this Section 2.4, and notwithstanding anything herein to the contrary, Fair Value shall conclusively be deemed to be equal to the Current Market Price of the Common Stock or the price of the Common Stock in the Third Party Cash Transaction, respectively) per share of Common Stock over the Exercise Price (determined as of the date the Notice of Exercise is given) and (ii) the denominator of which shall be the Fair Value (determined as of the date the Notice of Exercise is given) per share of Common Stock.

If a Warrant is exercised with respect to less than all of the Warrant Shares issuable upon exercise of the Warrant evidenced by a Warrant Certificate, subject to the last paragraph of Section 2.3, the Company shall issue and deliver to the Holder or the transferee so designated in the Notice of Exercise, a new Warrant Certificate evidencing the right of the Holder or such transferee to purchase at the Exercise Price then in effect the aggregate number of Warrant Shares for which the Warrant evidenced by the original Warrant Certificate shall not have been exchanged and the original Warrant Certificate shall be cancelled.

2.5	Effectiveness of Exercise

A Warrant shall be deemed to have been exercised and such certificate or certificates (if any) representing Warrant Shares shall be deemed to have been issued, and the Holder or transferee so designated in the Notice of Exercise shall be deemed to have become the holder of record of such Warrant Shares for all purposes, as of the close of business on the date on which the Notice of Exercise, the Exercise Price (which shall not be required if the exercise of the Warrant is pursuant to Section 2.4), the Warrant Certificate and any other documents required by the last paragraph of Section 2.3 shall have been received by the Company.

2.6	Fractional Shares

The Company shall not issue fractional Warrant Shares or scrip representing fractional Warrant Shares upon any exercise of a Warrant. As to any fractional Warrant Shares which the Holder would otherwise be entitled to purchase from the Company upon such exercise, the Company shall pay such Holder a cash adjustment for such fraction in an amount equal to the same fraction of the Fair Value of a Warrant Share as of the date the applicable Notice of Exercise is given.

3.	Registration, Transfer, Exchange and Replacement of Securities; Legends.

3.1.	Registration, Transfer, Exchange of Securities

Warrants issued hereunder shall be issued in registered form. The Company shall keep at its principal executive office (which at the Effective Date shall be located at the address set forth in Section 8.4 hereof) a register in which the Company shall provide for the registration and transfer of the Warrants. The name and address of each Holder shall be registered in such register. The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by any institutional Holder during normal business hours. Whenever any Warrant shall be surrendered for transfer or exchange (or, at the Holder’s written request, upon any change in the name of the Company), subject to the last paragraph of Section 2.3, the Company at its expense will execute and deliver in exchange therefor a new Warrant (in such denominations and registered in such name or names as may be requested by the holder of the surrendered Warrant), exercisable for the same aggregate number of Warrant Shares as that of the Warrant so surrendered. The Company may treat the Holder as the owner of a Warrant for all purposes. To transfer a Warrant, the Holder shall deliver to the Company a Notice of Assignment (substantially in the form attached to the applicable Warrant Certificate) duly executed by the Holder (or its attorney duly authorized in writing) specifying that the Warrant (or any portion hereof) is to be transferred to the Person(s) named therein. Notwithstanding anything to the contrary contained in this Agreement or the Warrants, the Warrants and Warrant Shares shall be subject to the transfer restrictions and other terms and conditions set forth in the Organizational Documents of the Company in accordance with the terms thereof.

3.2.	Replacement of Securities

Upon receipt by Company of reasonably satisfactory evidence of the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of reasonably satisfactory indemnity, and (in the case of mutilation) upon surrender of such Warrant, the Company at its expense will execute and deliver in lieu of such Warrant a new Warrant of like tenor. The Company may charge for its reasonable expenses in replacing a Warrant.

3.3.	Legends

Neither the Warrant nor any Warrant Shares may be sold, exchanged or otherwise transferred or assigned unless registered under the Securities Act or unless (a) an exemption from such registration is available and (b) such sale, exchange, transfer or assignment is in compliance with applicable state securities laws. Until the date on which a registration statement covering the Warrants becomes effective under the Securities Act, each Warrant Certificate shall bear a legend in substantially the following form:

“THE WARRANT EVIDENCED BY THIS CERTIFICATE AND THE COMMON STOCK TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE EXERCISED OR TRANSFERRED BY OR ON BEHALF OF ANY U.S. PERSON UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) TO THE COMPANY, (II) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF CASES (I) THROUGH (V), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

HEDGING TRANSACTIONS INVOLVING THE WARRANTS OR THE COMMON STOCK UNDERLYING THE WARRANTS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT AND THE RULES AND REGULATIONS ISSUED THEREUNDER.”

Until the date on which a registration statement covering the Warrant Shares becomes effective under the Securities Act, each certificate (if any) evidencing Warrant Shares shall bear a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.”

In addition, each Warrant Certificate and each certificate (if any) evidencing Warrant Shares shall bear any legend required under the Operative Documents and/or Organizational Documents.

4.	Anti-Dilution and Other Adjustment Provisions.

4.1.	Adjustment of Number of Shares Purchasable

Upon any adjustment of the Exercise Price as provided in Section 4.2, the Holder of a Warrant shall be entitled, effective at the time of effectiveness of such adjustment, upon proper exercise of such Warrant, to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share of Common Stock) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of such Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

4.2.	Adjustment of Exercise Price

Except as otherwise provided in Section 4.2(m) below, the Exercise Price in respect of a Warrant shall be subject to adjustment from time to time as set forth in this Section 4.2.

(a) Dividends, Subdivisions and Combinations. If and whenever the Company subsequent to the date hereof:

(i) pays a dividend upon, or makes any distribution in respect of, the Common Stock, payable in Common Stock or other shares of capital stock of the Company, or

(ii) subdivides its outstanding Common Stock into a larger number of shares of Common Stock, or

(iii) combines its outstanding Common Stock into a smaller number of shares of Common Stock then the Exercise Price shall be adjusted, effective on the effective date of the event described in clause (i), (ii) or (iii) above, retroactive to the record date, if any, at which the holders of Common Stock are determined for purposes of such event, to that price determined by multiplying the Exercise Price in effect immediately prior to such event by a fraction (A) the numerator of which shall be the Common Stock Deemed Outstanding immediately prior to such event, and (B) the denominator of which shall be the Common Stock Deemed Outstanding immediately after such event.

(b) Issuance of Additional Common Stock. If and whenever the Company subsequent to the date hereof shall issue or sell any Common Stock or otherwise receive a contribution to its capital (including any issuance upon a merger, consolidation or sale of assets and except as otherwise provided in the last paragraph of this Section 4.2(b) or in Section 4.2(m)) for aggregate consideration less than the Fair Value thereof, the Exercise Price in respect of a Warrant upon each such issuance, sale or contribution shall be adjusted as of the date specified in the next succeeding paragraph to the price determined by multiplying the Exercise Price in effect as of the date specified in the next succeeding paragraph by a fraction (x) the numerator of which is an amount equal to the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issue, sale or contribution plus (B) the number of shares of Common Stock which the aggregate consideration, if any, received or receivable by the Company for such issuance, sale or contribution would buy at the Fair Value thereof as of the date immediately prior to such issuance, sale or contribution and (y) the denominator of which is the Common Stock Deemed Outstanding immediately after such issuance, sale or contribution.

For purposes of this Section 4.2(b), the date as of which the Exercise Price shall be adjusted shall be the date immediately prior to the date of actual issuance or sale of such Common Stock or receipt of the capital contribution.

No adjustment of the Exercise Price shall be made under this Section 4.2(b) upon the issuance of any shares of Common Stock which are (i) distributed to holders of Common Stock pursuant to a dividend or subdivision for which Section 4.2(a) provides an adjustment or (ii) issued pursuant to the exercise of any Purchase Rights or pursuant to the conversion or exchange of any Convertible Securities to the extent that an adjustment shall previously have been made upon the issuance of such Purchase Rights or Convertible Securities pursuant to Sections 4.2(a)(c) or (d).

(c) Issuance of Purchase Rights. If and whenever the Company subsequent to the date hereof shall issue or sell, or distribute to the holders of Common Stock in respect thereof, any Purchase Rights (except as otherwise provided in the last paragraph of this Section 4.2(c) or in Section 4.2(m)) that entitle the holder thereof upon exercise of such Purchase Rights (or upon conversion or exchange of any Convertible Securities purchasable upon the exercise of such Purchase Rights) to acquire Common Stock for aggregate consideration (including any consideration payable for such Purchase Right and any consideration payable upon the exercise of such Purchase Right) that is less than the Fair Value thereof on the date such Purchase Right is issued, sold, or distributed, the Exercise Price in respect of a Warrant upon each such issuance, sale or distribution shall be adjusted as provided in the first paragraph of Section 4.2(b) as of the date specified in the next succeeding paragraph on the basis that the maximum number of shares of Common Stock issuable upon exercise of such Purchase Rights (or upon conversion or exchange of any Convertible Securities purchasable upon the exercise of such Purchase Rights) shall be deemed to have been issued as of the date immediately after such issuance, sale or distribution.

For the purposes of this Section 4.2(c), the date as of which the Exercise Price shall be adjusted shall be the date immediately prior to the date of actual sale, issuance or distribution of such Purchase Rights.

No adjustment of the Exercise Price shall be made under this Section 4.2(c) upon the issuance of any Purchase Rights for which Section 4.2(a) provides an adjustment.

(d) Issuance of Convertible Securities. If and whenever the Company subsequent to the date hereof shall issue or sell, or distribute to the holders of Common Stock in respect thereof, any Convertible Securities (except as otherwise provided in the last paragraph of this Section 4.2(d) or in Section 4.2(m)) that entitle the holder thereof, upon the conversion or exchange of such Convertible Securities, to acquire Common Stock for an aggregate consideration (including any consideration payable for such Convertible Security and any consideration payable upon conversion or exercise of such Convertible Security) that is less than the Fair Value thereof on the date such Convertible Security is issued, sold, or distributed, the Exercise Price in respect of a Warrant upon each such issuance, sale or distribution shall be adjusted as provided in the first paragraph of Section 4.2(b) as of the date specified in the next succeeding paragraph on the basis that the maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date immediately after such issuance, sale or distribution.

For the purposes of this Section 4.2(d), the date as of which the Exercise Price shall be adjusted shall be the date immediately prior to the date of actual issuance, sale or distribution of such Convertible Securities.

No adjustment of the Exercise Price shall be made under this Section 4.2(d) upon the issuance of any Convertible Securities which are (i) distributed to holders of Common Stock pursuant to a dividend for which Section 4.2(a) provides an adjustment or

(ii) issued pursuant to the exercise of any Purchase Rights to the extent that an adjustment shall previously have been made upon the issuance of such Purchase Rights pursuant to Section 4.2(c).

(e) Minimum Adjustment. If any adjustment of the Exercise Price in respect of a Warrant pursuant to this Section 4.2 would otherwise result in an adjustment of less than 1% of such Exercise Price, no such adjustment shall be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to 1% of the Exercise Price in respect of such Warrant; provided that upon the exercise of the Warrant, the Company shall make all necessary adjustments (to the nearest cent) not theretofore made to the Exercise Price up to and including the date upon which the Warrant is exercised.

No adjustment to the Exercise Price in respect of a Warrant shall be made under this Section 4.2 if such adjustment would reduce the exercise price to an amount below the par value of the Common Stock.

(f) Readjustment of Exercise Price. Upon each change in (i) the consideration, if any, payable for any Purchase Rights or Convertible Securities referred to in Sections 4.2(c) or (d), (ii) the consideration, if any, payable upon exercise of such Purchase Rights or upon the conversion or exchange of such Convertible Securities or (iii) the number of shares of Common Stock issuable upon the exercise of such Purchase Rights or the rate at which such Convertible Securities are convertible into or exchangeable for Common Stock, the Exercise Price in respect of a Warrant in effect at the time of such event shall forthwith be readjusted to the Exercise Price which would have been in effect at such time had such Purchase Rights or Convertible Securities provided for such changed consideration, number of shares of Common Stock so issuable or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the Exercise Price in respect of a Warrant then in effect shall forthwith be readjusted to the Exercise Price which would have been in effect at the time of such expiration had such Purchase Rights or Convertible Securities never been issued (but also giving effect to any subsequent adjustments to the Exercise Price to the extent not theretofore so readjusted for). No readjustment of the Exercise Price pursuant to this Section 4.2(f) shall (i) adjust the Exercise Price by an amount in excess of the adjustment originally made to the Exercise Price in respect of the issue, sale or grant of the applicable Purchase Rights or Convertible Securities or (ii) require any adjustment to the amount paid or number of Warrant Shares received by any Person upon any exercise of the Warrant which had been exercised prior to the date upon which such readjustment to the Exercise Price shall occur.

(g) Cash Dividends and Other Distributions. If and whenever the Company subsequent to the date hereof shall distribute to the holders of the Common Stock: (a) any dividend or other distribution of cash, evidences of its indebtedness, Shares or any other properties or securities or (b) any options, warrants or other rights to subscribe for or purchase any of the foregoing (but for purposes of avoiding duplicative adjustments, excluding (i) any such dividend or distribution described in Section 4.2(a) or (ii) any Purchase Rights described in Section 4.2(c) or Convertible Securities described in Section 4.2(d)), then the Exercise Price in respect of a Warrant shall be decreased to a number determined by multiplying the Exercise Price immediately prior to the record date for any such distribution by a fraction:

(i) the numerator of which shall be the Current Market Price of a share of Common Stock as of the record date for such distribution less the sum of (x) any cash distributed in respect of one share of Common Stock and (y) the Fair Value of the portion, if any, of such distribution applicable to one share of Common Stock consisting of evidences of indebtedness, Shares, other properties or securities, rights, options or warrants; and

(ii) the denominator of which shall be such Current Market Price.

Notwithstanding the foregoing, if the Fair Value per share of Common Stock equals or exceeds the Current Market Price of a share of Common Stock as used in the above formula, then the Current Market Price per share of Common Stock for such purpose shall be equal to the Fair Value of a share of Common Stock.

An adjustment pursuant to this Section 4.2(g) shall be made whenever any distribution is made and shall become effective retroactively to the date immediately after the record date for such distribution.

(h) Notwithstanding any other provision of subsection (a), (b), (c), (d) or (g) of this Section 4.2, in the case of an event described in any such subsection, the applicable Exercise Price shall not be adjusted pursuant to any such applicable subsection if the Holders actually participate in such event pro rata based on the respective number of shares of Common Stock for which such Warrants are exercisable (whether or not currently exercisable).

(i) Merger, Consolidation or Sale of Assets.

(x) If and whenever subsequent to the date hereof the Company shall effect: (i) any reorganization or reclassification or recapitalization of any Common Stock (or any other Shares of the Company) (other than in the cases referred to in Section 4.2(a)), (ii) any consolidation or merger of the Company with or into another Person or (iii) the sale, transfer or other disposition of the property, assets or business of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock become entitled to receive any Shares or other securities and/or property (including, without limitation, cash (other than in the case referred to in Section 4.2(g)) with respect to or in exchange for the Common Stock, (the transactions referred to in clauses (i), (ii) and (iii) each hereinafter referred to as a “Combination”), then, prior to the consummation of any such Combination, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Company and the Required Holders of the Warrants) to insure that each of the Holders shall thereafter have the right to acquire and receive upon proper exercise of the Warrant, in lieu of or addition to (as the case may be) the Common Stock, such shares of stock, securities or assets (including cash) as would have been issued or payable in such Combination (if the holder had exercised the Warrant immediately prior to such Combination) with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such Holder’s Warrant had such Combination not taken place (provided that in the event that in such Combination holders of shares of Common Stock are entitled to elect to receive differing forms of consideration, the consideration that the Holder shall be entitled to receive upon proper exercise of a Warrant shall be the kind and amount of consideration received by a majority of the shares of Common Stock in such Combination). The Company shall not effect any such Combination, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the Company and the Required Holders of the Warrants), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire upon proper exercise of the Warrant. The provisions of this subsection shall apply similarly and equally to successive Combinations.

(y) Notwithstanding the foregoing and the provisions of subsection (x) above, in the event of a Combination in which the holders of Common Stock are entitled to receive cash (other than in the case referred to in Section 4.2(g)) with respect to or in exchange for the Common Stock, if (i) the cash payable per share of Common Stock would be less than the Exercise Price at such time and (ii) a Holder has not exercised the Warrant in full prior to the consummation of the Combination, then the Holder may elect to receive, simultaneously with the consummation of the Combination, cash in an amount equal to the value of the remaining unexercised portion of this Warrant on the date of such consummation, which value shall be determined by use of the Black- Scholes Option Pricing Model and on the assumption that annual volatility (for the purposes of calculation of value under the Black-Scholes Option Pricing Model) is equal to 25.0%. Provision made pursuant to this Section shall be in a form and substance determined in good faith by the Board and the Required Holders. To the extent that there is a dispute between the Company, on the one hand, and the Holders of the Warrants, on the other, as to how to apply the Black-Scholes Option Pricing Model, the Company and the Required Holders shall promptly appoint an Independent Appraiser and such dispute shall be resolved by such Independent Appraiser which shall make a determination of the application of the Black-Scholes Option Pricing Model. The determination by any such Independent Appraiser as to application of the Black-Scholes Option Pricing Model shall be conclusive and binding on the Company and on all Holders for purposes of the transaction giving rise to the need for such determination. The provisions of this subsection shall apply similarly and equally to successive Combinations.

If this subsection (i) applies, subsections (a), (b), (c), (d), (g) and (j) of this Section 4.2 shall not apply.

(j) Other Dilutive Events. If any other transaction or event (other than those explicitly referred to in subsection (a), (b), (c), (d) or (g) of this Section 4.2) shall occur after the date hereof as to which the provisions of subsection (a), (b), (c), (d) or (g) of this Section 4.2 are not strictly applicable but in the good faith determination of the Board the failure to make any adjustment to the applicable Exercise Price in respect of a Warrant or to any of the other terms of the Warrant would not fairly protect the purchase rights and other rights represented by the Warrant in accordance with the essential intent and principles hereof, then, and in each such case, the Board shall make a good faith determination as to the adjustment, on a basis consistent with the essential intent and principles established in this Section 4.2(j), necessary to preserve, without dilution, the rights represented by the Warrant. The good faith determination by the Board shall be conclusive evidence of the correctness of any computation made under this Section 4.2(j). Upon the making of such determination by the Board, the Company will promptly deliver notice thereof to the Holders, and the adjustments provided for therein shall be made in a manner and at such time consistent with such determination.

(k) Determination of Consideration. For purposes of the applicable subsections of this Section 4.2, the consideration received or receivable by the Company for the issuance, sale or distribution of Common Stock, Purchase Rights or Convertible Securities, or in respect of a contribution to capital, irrespective of the accounting treatment of such consideration, shall be valued and determined as follows:

(i) Cash Payment. In the case of cash, the amount of cash received by the Company after deducting therefrom any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Company in connection with such issuance, sale, distribution or contribution.

(ii) Non-Cash Payment. In the case of consideration other than cash, the Fair Value thereof (in any case as of the date immediately preceding the issuance, sale or distribution in question) after deducting therefrom any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Company in connection with such issuance, sale, distribution or contribution.

(iii) Certain Allocations. If Common Stock, Purchase Rights and/or Convertible Securities are issued or sold together with other securities or other assets of the Company for a consideration which covers more than one of the foregoing categories of securities and assets, the consideration received or receivable (computed as provided in clauses (i) and (ii) of this Section 4.2(k)) shall be allocable to such Common Stock, Purchase Rights and/or Convertible Securities as determined in good faith by the Board (provided such allocation is set forth in a written resolution and a certified copy thereof is furnished to the Holder of the Warrant promptly (but in any event within 10 days) following its adoption), which good faith determination shall be deemed to be conclusive for purposes of the Warrant, absent manifest error.

(iv) Dividends in Securities. If the Company shall declare a dividend or make any other distribution upon any Common Stock payable in Common Stock, such Common Stock issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(v) Purchase Rights and Convertible Securities. The consideration for which each share of Common Stock shall be deemed to be issued upon the issuance, sale or distribution of any Purchase Rights or Convertible Securities shall be determined by dividing (A) the total consideration, if any, received by the Company as consideration for the Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such Purchase Rights and/or upon the conversion or exchange of such Convertible Securities, as the case may be, after deducting therefrom any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Company in connection with such issuance, sale or distribution; by (B) the maximum number of shares of Common Stock issuable upon the exercise of such Purchase Rights or upon the conversion or exchange of such Convertible Securities.

(vi) Merger, Consolidation or Sale of Assets. If any Common Stock, Convertible Securities or Purchase Rights are issued in connection with any merger or consolidation of which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Value of such portion of the assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Convertible Securities or Purchase Rights, as the case may be.

(l) Shares Outstanding. The number of shares of Common Stock deemed to be outstanding at any given time shall not include Common Stock held by the Company or any Subsidiary of the Company.

(m) No Adjustments under Certain Circumstances. Anything herein to the contrary notwithstanding, no adjustment to the Exercise Price in respect of a Warrant shall be made in the case of:

(i) any issuance of Common Stock (or Other Securities) upon the exercise in whole or in part of any of the Warrants; or

(ii) the granting by the Company to any employees or directors of the Company and/or any of its Subsidiaries or other permitted grantees under such plan of options to purchase shares of Common Stock pursuant to the Management Equity Plan, and the issuance of shares of Common Stock upon the exercise of such options or otherwise pursuant to the Management Equity Plan, provided that the aggregate number of shares of Common Stock granted and issued under the Management Equity Plan for which no such adjustment shall be required shall not exceed 810,811 (adjusted appropriately for splits, combinations and the like).

To the extent a Warrant becomes convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

4.3.	Certificates and Notices

(a) Adjustments to Exercise Price. As promptly as practicable (but in any event not later than five days, or if such adjustment is not then reasonably calculable, promptly following such time as such adjustment is reasonably calculable) after the occurrence of any event requiring any adjustment under this Section 4 to the Exercise Price in respect of a Warrant (or to the number or kind of securities or other property deliverable upon the exercise of the Warrant), the Company shall, at its expense, deliver to the Holder either (i) an Officers’ Certificate or (ii) a certificate signed by a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Company), setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Exercise Price and the number of shares of Common Stock purchasable upon exercise of the Warrant after giving effect to such adjustment. Absent manifest error, the certificate shall be conclusive evidence of the correctness of any computation made under this Section 4.

(b) Extraordinary Corporate Events. If and whenever the Company shall propose to (i) pay any dividend to the holders of Common Stock or to make any other distribution to the holders of Common Stock (including, without limitation, any cash dividend), (ii) offer to the holders of Common Stock rights to subscribe for or purchase any additional Shares of any class or any other rights or options, (iii) effect any reclassification of the Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding Common Stock), (iv) engage in any reorganization or recapitalization or any consolidation or merger (other than a merger in which no distribution of securities or other property is to be made to holders of Common Stock), (v) consummate any sale, transfer or other disposition of its property, assets and business as an entirety or substantially as an entirety, (vi) effect any other transaction which is reasonably likely to require an adjustment to the Exercise Price (or to the number or kind of securities or other property deliverable upon the exercise of the Warrants), including, without limitation, any transaction of the kind described in Section 4.2(i) or (vii) commence or effect the liquidation, dissolution or winding up of the Company, then, in each such case (any of the foregoing, an “Extraordinary Corporate Event”), the Company shall deliver to the Holders an Officers’ Certificate giving notice of such proposed action, specifying (A) the date on which the books of the Company shall close, or a record shall be taken, for determining the holders of Common Stock entitled to receive such dividend or other distribution or such rights or options, or the date on which such reclassification, reorganization, recapitalization, consolidation, merger, sale, transfer, other disposition, transaction, liquidation, dissolution or winding up is expected to take place or commence, as the case may be, and (B) the date as of which it is expected that holders of Common Stock of record shall be entitled to receive securities or other property deliverable upon such action, if any such date is to be fixed. Such Officers’ Certificate shall be delivered in the case of any action covered by clause (i) or (ii) above, at least ten (10) days prior to the record date for determining holders of Common Stock for purposes of receiving such payment or offer, and, in any other case, at least ten (10) days prior to any record date to determine holders of Common Stock entitled to receive such securities or other property.

(c) Effect of Failure. Failure to give any certificate or notice, or any defect in any certificate or notice required under this Section 4.3 shall not affect the legality or validity of (i) the adjustment of the Exercise Price or the number of Warrant Shares purchasable upon exercise of a Warrant or (ii) the applicable Extraordinary Corporate Event.

5.	Reservation of Shares

The Company has reserved and at all times after the date hereof will reserve and keep available, solely for issuance, sale and delivery upon the exercise of the Warrants, such number of Warrant Shares equal to the maximum number of Warrant Shares then issuable upon the exercise of the Warrants. All such Warrant Shares shall be duly authorized and, when issued upon exercise of a Warrant in accordance with the terms of this Agreement and such Warrant, will be validly issued and fully paid and nonassessable and not subject to preemptive rights on the part of any other Person.

6.	Various Covenants of the Company.

6.1.	No Impairment or Amendment

The Company shall not by any action including, without limitation, amending its Organizational Documents, any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Warrants issued hereunder, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the

Holder against impairment. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any Warrant Shares issuable upon exercise of the Warrants to be greater than the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and nonassessable Warrant Shares, (c) will use commercially reasonable efforts to obtain and maintain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction as may be necessary to enable the Company to perform its obligations under this Agreement and the Warrants issued hereunder, and (d) will not issue any Shares or enter into any agreement, the terms of which would have the effect, directly or indirectly, of preventing the Company from honoring its obligations hereunder.

6.2.	Certain Expenses

Except as expressly provided herein, each party shall bear all fees and expenses it incurs in connection with this Agreement and the Warrants.

6.3.	Information Rights.

The Company will make available to each Holder that (together with its Affiliates (including, if such Holder is an investment fund, any other investment fund the primary investment advisor of which is the primary investment advisor to such Holder)) holds Warrants exercisable for Common Stock representing at least 1% of the issued and outstanding capital stock of the Company all financial and business information required to be made available to the holders of Common Stock contemporaneously with making such information available to the holders of Common Stock, as required under the Organizational Documents. In addition, the Company shall promptly notify each Holder in writing of any Third Party Cash Transaction of which its senior management has actual knowledge. Notwithstanding the foregoing, the Company shall not be required to provide such information to any Holder to the extent such information is timely made available on an internet website, whether public or private, to which such Holder has access.

7.	Securities Law Matters.

7.1.	Absence of Registration

By acceptance of a Warrant Certificate evidencing a Warrant, each Holder represents and agrees that such Holder is acquiring the Warrant, and that upon exercise thereof it will acquire the Warrant Shares, with its own funds for its own account for investment, and not with a view to any sale, distribution or transfer thereof in violation of the Securities Act. Each Holder also represents and warrants (with respect to itself only), and covenants and agrees with the Company that, (i) it is an “accredited investor” as defined in Rule 501(a) under the Securities Act, (ii) by reason of its business and financial experience and/or that of those persons retained by it to advise it with respect to its investment in the Warrants and the Warrant Shares, it, together with its advisers, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment, (iii) it has received such information and has had the opportunity to ask such questions concerning the Company as such Holder has deemed appropriate and (iv) no fees or commissions will be payable by the Holder to brokers, finders, investment bankers or banks with respect to the issuance of any of the Warrants or Warrant Shares.

Each Holder acknowledges that such Holder has been informed by the Company or by the previous Holder of the Warrant that the Warrant may not, under the Securities Act and applicable regulations thereunder, be re-sold, transferred or otherwise disposed of without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. If any Holder should decide to dispose of the Warrants or the Warrant Shares, such Holder will be obligated in connection with such disposition, at such Holders expense, to appoint counsel of recognized standing in securities law (which may include in-house or special counsel) in connection with such disposition and to deliver to an opinion of counsel reasonably satisfactory to the Company and its counsel, to the effect that the proposed disposition of the Warrants or the Warrant Shares would not be in violation of the Securities Act. Each Holder agrees to the imprinting, so long as appropriate, of a legend on the Warrant Certificates and the certificates representing the Warrant Shares referring to transfer restrictions contained in this Agreement and any other legend required by the Operative Documents and/or Organizational Documents.

7.2.	Limits on Exercise

The Warrants issued hereunder shall not be exercisable if such exercise would involve a violation of any applicable federal or state securities law, and the Company hereby agrees to use commercially reasonable efforts to cooperate with each Holder so as to comply promptly with such securities laws at the time any exercise is requested. The Warrants issued hereunder shall not be exercisable unless under such laws at the time of exercise the Warrant Shares or other securities purchasable under the Warrant are exempt, are the subject matter of an exempt transaction, or are registered in accordance with such laws.

8.	Miscellaneous.

8.1.	No Rights as Stockholder

A Warrant shall not, and nothing in this Agreement or a Warrant shall be construed to, entitle the Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

8.2.	Nonwaiver

No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of a Holder shall operate as a waiver of or otherwise prejudice such Holder’s rights, powers or remedies.

8.3.	Amendment

Any term, covenant, agreement or condition of the Warrants as set forth in this Agreement may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Required Holders of the Warrants, provided that (a) no such amendment or waiver shall change the number of Warrant Shares issuable upon the exercise of any Warrant or the manner of exercise or the amount of any payment due upon exercise without the prior written consent of the Holder of such Warrant and (b) no such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

8.4.	Communications

Any notice, demand or delivery authorized by this Agreement shall be sufficiently given or made if sent by first class mail, postage prepaid, delivered by hand, delivered by overnight courier or delivered by facsimile, in each case addressed to any Holder at such Holder’s last known address or facsimile number, as applicable, appearing on the register of the Company, and to the Company at the address below (or such other address as may be furnished hereafter by notice in writing to the Holders):

Broder Bros., Co.

Six Neshaminy Interplex, 6th Floor

Trevose, PA 19053

Attention: Martin Matthews, Chief Financial Officer

Facsimile: (734) 354-1323

8.5.	Like Tenor

All Warrants issued pursuant to this Agreement shall at all times be identical, except as to the number of Warrant Shares issuable upon the exercise of any Warrant.

8.6.	Remedies

The Company stipulates that the remedies at law of the Holder or Holders of the Warrants in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of the Warrant as set forth in this Agreement may not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise. No remedy conferred in the Warrant as set forth in this Agreement on the Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any other agreement, document or instrument or now or hereafter existing at law or in equity or by statute or otherwise.

8.7.	Successors and Assigns

The Warrants and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the Holders to the extent provided herein, and shall be enforceable by such Persons.

8.8.	Governing Law

This Agreement and the Warrants issued pursuant to this Agreement, including the validity hereof and the rights and obligations of the Company and of the Holders and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

8.9.	Headings; Entire Agreement; Severability, etc

The table of contents to and headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement, the Warrant Certificates and the other Operative Documents embody the entire agreement and understanding between the Holders and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision in this Agreement or a Warrant Certificate shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Warrant Agreement to be duly executed on the day first written above.

BRODER BROS., CO.

By:	/s/ Thomas Myers
Name: Thomas Myers
Title: Chief Executive Officer

EXHIBIT 2.1

[FORM OF FACE OF WARRANT CERTIFICATE]

“THE WARRANT EVIDENCED BY THIS CERTIFICATE AND THE COMMON STOCK TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE EXERCISED OR TRANSFERRED BY OR ON BEHALF OF ANY U.S. PERSON UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) TO THE COMPANY, (II) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF CASES (I) THROUGH (V), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

HEDGING TRANSACTIONS INVOLVING THE WARRANTS OR THE COMMON STOCK UNDERLYING THE WARRANTS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT AND THE RULES AND REGULATIONS ISSUED THEREUNDER.”

VOID AFTER 5:00 p.m., New York City time, on May 20, 2016, subject to extension with respect to an exercise prior to such expiration time as set forth in the Warrant Agreement (as defined below)

No.

BRODER BROS., CO.

WARRANT TO PURCHASE COMMON STOCK

This Warrant Certificate (this “Warrant Certificate”) certifies that                      or its registered assigns is the registered holder of a Warrant (the “Warrant”) of Broder Bros., Co., a Delaware corporation (the “Company”), to purchase the number of shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of the

Company set forth above. All capitalized terms used in this Warrant Certificate but not defined herein, shall have the meanings assigned to them in the Warrant Agreement, dated as of May 20, 2009 (as the same may be amended, modified or supplemented in accordance with its terms, the “Warrant Agreement”). The Warrant expires at 5:00 p.m., New York City time, on May 20, 2016, subject to extension with respect to an exercise prior to such expiration time as set forth in the Warrant Agreement (such date and time, the “Expiration Time”), and entitles the Holder to purchase from the Company during the Exercise Period the number of fully paid and nonassessable Shares set forth above at an initial exercise price of $[        ] per Share (“Exercise Price”).

Subject to the terms and conditions set forth herein and in the Warrant Agreement, the Warrant may be exercised by the Holder by:

(i) providing a Notice of Exercise (substantially in the form attached hereto) duly executed by the Holder hereof (or its attorney duly authorized in writing) specifying the number of Warrant Shares to be purchased, in the manner and at the address provided in the Warrant Agreement, no later than the Expiration Time;

(ii) paying an amount to the Company equal to the aggregate Exercise Price for all Warrant Shares as to which this Warrant Certificate is then being exercised in the manner prescribed in the Warrant Agreement; provided, however, payment of the aggregate Exercise Price shall not be required if the exercise of the Warrant is pursuant to Section 2.4 of the Warrant Agreement; and

(iii) delivering, concurrently with the Notice of Exercise, this Warrant Certificate.

The Exercise Price and the number of Shares purchasable upon exercise of the Warrant are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The Warrant may not be exercised after the Expiration Time. After the Expiration Time, the Warrant will become wholly void and of no value.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated: May     , 2009

BRODER BROS., CO.

By:
Name:
Title:

[FORM OF REVERSE OF WARRANT CERTIFICATE]

BRODER BROS., CO.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants to purchase a maximum of                      shares of Common Stock issued pursuant to the Warrant Agreement. The Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holders (the words “Holders” or “Holder” meaning the registered Holders or registered Holder) of the Warrants. A copy of the Warrant Agreement is available upon written request addressed to the Company.

The Warrant may be exercised to purchase Shares from the Company during the Exercise Period, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement.

In the event that upon any exercise of the Warrant evidenced hereby the number of Shares actually purchased shall be less than the total number of Shares purchasable upon exercise of the Warrant evidenced hereby, except to the extent in Section 2.4 of the Warrant Agreement, there shall be issued to the Holder hereof, or such Holder’s assignee, a new Warrant Certificate evidencing a Warrant to purchase the Shares not so purchased. No adjustment shall be made for any cash dividends on any Shares issuable upon exercise of this Warrant. After the Expiration Time, unexercised Warrants shall become wholly void and of no value.

The Company shall not be required to issue fractions of Shares or any certificates that evidence fractional Shares.

Warrant Certificates, when surrendered at the Company’s principal office by the registered Holder thereof in person or by a legal representative or attorney duly authorized in writing or by mail may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing a Warrant to purchase in the aggregate a like number of Shares.

No Warrants may be sold, exchanged or otherwise transferred or assigned in violation of the Securities Act or state securities laws.

The Company may deem and treat the registered Holder hereof as the absolute owner of the Warrant evidenced by this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.

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FORM OF NOTICE OF EXERCISE

(To be executed only upon partial or full exercise

of the within Warrant)

The undersigned registered holder of the Warrant represented by the within Warrant Certificate irrevocably exercises such Warrant for and purchases              shares of Common Stock of BRODER BROS., CO. (“Shares”), as provided for therein, and (check the applicable box):

☐	Makes payment therefor in the amount of $ , all at the price, in the manner and on the terms and conditions specified in the Warrant Agreement.

☐	Elects the “net issue exercise” option pursuant to Section 2.4 of the Warrant Agreement, and accordingly specifies that Warrants covering Shares are to be exchanged, in the manner and on the terms and conditions specified in the Warrant Agreement.

If the Shares are certificated, requests that a certificate (or              certificates in denominations of              Shares) for such Shares hereby purchased be issued in the name of and delivered to (choose one) (a) the undersigned or (b)                                 , whose address is                                  and, if such Shares shall not include all the Warrant Shares issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of Warrant Shares not being purchased hereunder be issued in the name of and delivered to (choose one) (a) the undersigned or (b)                                 , whose address is                                 .

Dated:                  ,

[ ]

By
(Signature of Registered Holder)

FORM OF ASSIGNMENT

(To be executed only upon the assignment

of the within Warrant)

FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto                                                                                  , whose address is                                                                                  , all of the rights of the undersigned under the within Warrant, with respect to              shares of Common Stock of BRODER BROS., CO. and, if such Common Stock shall not include all the Warrant Shares issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of Warrant Shares not being transferred hereunder be issued in the name of and delivered to [choose one] (a) the undersigned or (b)                                          , whose address is                                                                                  , and does hereby irrevocably constitute and appoint                                          Attorney to register such transfer on the books of BRODER BROS., CO. maintained for the purpose, with full power of substitution in the premises.

Dated:                  ,

[ ]

By
(Signature of Registered Holder)